EX-99.e.1.ii

Delaware Distributors, L.P.
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

April 26, 2021

Delaware Group Limited-Term Government Funds
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

Re: Expense Limitation

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the Delaware Limited-Term Diversified Income Fund (the “Fund”), a series of Delaware Group Limited-Term Government Funds, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Fund’s Class A shares so that the Class A shares’ Rule 12b-1 (distribution) fees will not exceed 0.15% of average daily net assets for the period from April 30, 2021 through April 30, 2022.

The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ Brett Wright
	Name:	Brett Wright
	Title:	President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Limited-Term Government Funds

By:	/s/ Shawn K. Lytle
	Name:	Shawn K. Lytle
	Title:	President & Chief Executive Officer
	Date:	April 26, 2021